Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
April 20, 2016	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc today reported its results of operations for the Three Months Ended March 31, 2016:

	OMEGA FLEX, INC. (OFLX)

	Three Months Ended March 31,

	2016	2015

Net Sales	$ 20,626,000	$ 20,973,000

Net Income attributable to Omega Flex, Inc.	$ 2,643,000	$ 3,143,000

Earnings Per Share - Basic and Diluted	$ 0.26	$ 0.31

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

 Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the first quarter of 2016 were $20,626,000, largely equivalent to the first quarter of 2015, which had Net Sales of $20,973,000.    The flat level of sales was caused in part by customer purchases in the fourth quarter of 2015 to achieve higher annual rebate payouts, which drew in some sales from the first quarter of 2016.  This was apparent during the latter half of the quarter which showed solid growth over the prior year.

The Company’s Net Income for the first three months of 2016 was $2,643,000 compared to $3,143,000 recognized during the same quarter last year, decreasing $500,000 or 15.9%.  The Company experienced an increase in administrative expenses during the first quarter of 2016, mostly legal in nature, which contributed to the decrease in income, and this level of spending may continue into the second quarter.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.